Exhibit 10.2

SEPARATION AGREEMENT AND
GENERAL RELEASE OF ALL CLAIMS

THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS (this “Agreement”) is made by and among The Newstar Group d.b.a. The Wilstar Group (“Wilstar”), Robert Margolis (“Executive”) and Cherokee Inc. (“Cherokee” or “the Company”) (collectively, the “Parties”) and is dated as of January 28, 2011.

WHEREAS, Cherokee and Wilstar previously entered into that certain Second Revised and Restated Management Agreement, dated as of November 29, 1999, by and between Wilstar and Cherokee, as amended by that certain First Amendment to the Second Revised and Restated Management Agreement, dated as of August 28, 2007, by and between Wilstar and Cherokee, and further amended by that certain Second Amendment to the Second Revised and Restated Management Agreement, dated as of April 23, 2010, by and between Wilstar and Cherokee (such management agreement, as amended, the “Management Agreement”).

WHEREAS, Executive’s services to Cherokee are provided pursuant to the Management Agreement.

WHEREAS, the Parties each desire to enter into this Agreement to memorialize and confirm the agreement among the Parties related to the cessation of Executive’s service to Cherokee.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Resignation From Employment and Board of Directors.  Effective January 28, 2011 (the “Resignation Date”), Executive hereby resigns his positions as Executive Chairman of the Board of Directors of Cherokee, as well as all other positions that Executive may hold as an officer and/or director of Cherokee or any of its subsidiaries or affiliates, after which Executive shall not be employed by Cherokee in any capacity.  Effective as of the Resignation Date, Executive hereby also resigns as a member of the Board of Directors of Cherokee.

2.             Payment of Existing Payment Obligations and Separation Benefits.

(a)           Fiscal 2011 Compensation.  As payment for Executive’s prior service to Cherokee during the fiscal year ended January 29, 2011 (“Fiscal 2011”), Cherokee shall pay Executive an amount equal to the annual Performance Bonus to be calculated and paid in accordance with the Management Agreement; provided, that, for purposes of clarity, the Parties agree that the payment referenced in Section 2(b) below shall be excluded from the calculation of such annual Performance Bonus. The Company shall also pay any unpaid portion of the Base Salary payable to the Executive for Fiscal 2011 in accordance with the Company’s regular payroll practices.

(b)           Additional Severance Payment.  In return for Executive’s execution and nonrevocation of and compliance with this Agreement, including the releases that form a material part of this Agreement and the termination of the Management Agreement effected herein, Cherokee shall pay Executive an amount equal to the Base Salary and Performance Bonus to which Executive would have been entitled had Executive served as Executive Chairman through January 31, 2012.  The payment shall be a one-time, lump sum payment of an aggregate of Two Million Two Hundred Sixty Thousand Dollars ($2,260,000), subject to deductions for state and federal withholding tax, social security and other employee taxes and payroll deductions  (the “Resignation Payment”).  The Resignation Payment will be made in one lump sum payment in accordance with Cherokee’s regular payroll practices on the first regularly scheduled pay date that occurs after the Effective Date (as defined below).

(c)           Treatment of Stock Options.  In return for Executive’s execution and nonrevocation of and compliance with this Agreement, including the releases that form a material part of this Agreement and the termination of the Management Agreement effected herein, from and after the Resignation Date, Executive’s currently outstanding stock options to purchase up to 100,000 shares of Cherokee’s Common Stock will become fully vested and will remain outstanding and subject to the terms and conditions set forth in that certain Stock Option Agreement, dated as of June 4, 2010, by and between Executive and Cherokee, until such award expires, terminates or is exercised in accordance with its existing terms.

3.             Purchase and Sale of Common Stock.  On the Effective Date (as defined below), Cherokee agrees to purchase from the Executive, and Executive agrees to sell to Cherokee a total of 460,000 shares of Cherokee’s Common Stock currently owned by the Executive at a price per share equal to the closing price of Cherokee’s Common Stock on the date of this Agreement pursuant to the form of stock purchase agreement and promissory note attached hereto as Exhibit A and Exhibit B, respectively.  Cherokee may assign its rights and obligations under this Section 3 to its designees; provided that (i) any such assignment shall not have the effect of reducing the total amount of shares of Common Stock to be sold by the Executive under this Section 3 and (ii) any shares sold to the Company’s designees will be for cash payment on the date of sale.

4.             No Representations as to Taxation.  Cherokee makes no representations regarding the taxability or legal effect of the payments or transactions described in this Agreement, and Executive is not relying on any statement or representation of Cherokee in this regard.  Executive has consulted his own legal and tax advisors regarding the payments and other transaction contemplated by this Agreement.  Executive will be solely responsible for the payment of any taxes and penalties assessed on the payment and transactions contemplated hereby.  Cherokee will cooperate in good faith with Executive to avoid, to the maximum extent possible, the imposition of any tax (including interest and penalties) under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) on the payments to Executive hereunder; provided, however, that in no event shall Cherokee be responsible for or indemnify Executive for any taxes (including interest and penalties) that may nonetheless be imposed under Section 409A of the Code or any similar state law.

5.             Releases.

(a)           Executive Release.  Except as otherwise set forth in this Agreement, in consideration of and in return for the promises and covenants undertaken in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, except as noted below, Executive and Wilstar do hereby acknowledge full and complete satisfaction of and do hereby release, absolve and discharge Cherokee and each of Cherokee’s predecessors, parents, subsidiaries, affiliates, associates, owners, divisions, related companies and business concerns, past and present, and each of them, as well as each of their partners, trustees, directors, officers, shareholders, agents, attorneys, servants and employees, past and present, and each of them (collectively referred to as “Company Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, wages, vacation or PTO payments, severance payments, benefits, obligations, commissions, overtime payments, debts, profit sharing claims, expenses, damages, judgments, orders and liabilities of whatever kind or nature in state or federal law, equity or otherwise, whether known or unknown to Executive or Wilstar (collectively, the “Executive Claims”), which Executive or Wilstar now own or hold or has at any time owned or held as against Company Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all Executive Claims known or unknown, suspected or unsuspected: (1) arising out of Executive’s employment with Cherokee, resignation of Executive’s positions as described in Section 1 above or cessation of Executive’s employment and/or other service with Cherokee or otherwise arising under the Management Agreement or (2) arising out of or in any way connected with any claim, loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Company Releasees, or any of them, committed or omitted on or before the date this Agreement is executed by Executive and Wilstar.  Also, without limiting the generality of the foregoing, Executive and Wilstar specifically release Company Releasees from any claim for attorneys’ fees.  EXECUTIVE ALSO SPECIFICALLY AGREES AND ACKNOWLEDGES EXECUTIVE IS WAIVING ANY RIGHT TO RECOVERY BASED ON STATE OR FEDERAL AGE, SEX, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, VETERAN STATUS, DISABILITY, SEXUAL ORIENTATION, MEDICAL CONDITION OR OTHER ANTI-DISCRIMINATION LAWS, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE EQUAL PAY ACT, THE AMERICANS WITH DISABILITIES ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, THE WORKER ADJUSTMENT RETRAINING AND NOTIFICATION ACT, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, AND ALL OTHER STATE LAWS, ALL AS AMENDED, WHETHER SUCH CLAIM BE BASED UPON AN ACTION FILED BY EXECUTIVE OR BY A GOVERNMENTAL AGENCY.  Executive acknowledges and agrees that Executive has not suffered any on-the job injury for which Executive has not already filed a claim, that Executive has been properly provided any leave of absence because of Executive’s, or a family member’s, serious health condition, and that Executive has not been subjected to any improper treatment, conduct or actions due to or related to Executive’s request, if any, or Executive’s taking of, any leave of absence because of Executive’s own, or a family member’s serious health condition.

(b)           Exclusions from Executive’s Release.  The release provided for under Section 5(a) above does not apply to any Executive Claim that, as a matter of law cannot be released, including but not limited to unemployment insurance benefits, and workers’ compensation claims.  The release provided for under Section 5(a) above also does not preclude Executive from filing suit to challenge Cherokee’s compliance with the waiver requirements of the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act.  This Agreement does not include a release of any rights under this Agreement or any rights or claims that may arise after the date Executive executes this Agreement.  Finally, the release provided for under Section 5(a) above does not apply to any Executive Claim arising under or in connection with Cherokee’s obligation (i) to pay or provide any compensation or benefit required to be paid or provided under this Agreement, (ii) to indemnify Executive for his acts as an officer or director of Cherokee in accordance with Section 18 below, or (iii) to Executive and his eligible, participating dependents or beneficiaries in respect of claims for vested benefits under any existing welfare, retirement or other employee benefit plan of Cherokee. For avoidance of doubt, Executive understands and agrees that from and after the Resignation Date, Executive shall not be entitled to any of the rights and privileges established for Cherokee’s employees, including, without limitation, medical and dental benefits and life and disability insurance, except as otherwise provided in this Agreement.

(c)           Cherokee’s Release.  Except as otherwise set forth in this Agreement, in consideration of and in return for the promises and covenants undertaken in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, except as noted below, Cherokee and its predecessors, parents, subsidiaries, affiliates, divisions, related companies and business concerns, directors, officers, agents, and attorneys, past and present, (collectively referred to as “Company Releasors”) do hereby acknowledge full and complete satisfaction of and do hereby release, absolve and discharge Executive and Wilstar and each of Executive’s heirs, estate and successors in interest (collectively referred to as “Executive Releasees”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, grievances, debts, expenses, damages, judgments, orders and liabilities of whatever kind or nature in state or federal law, equity or otherwise, whether known or unknown to the Company Releasors (collectively, the “Company Claims”), which the Company Releasors now owns or holds or has at any time owned or held as against Executive Releasees, or any of them, including specifically but not exclusively and without limiting the generality of the foregoing, any and all Company Claims known or unknown, suspected or unsuspected: (1) arising out of Executive’s employment with Cherokee, resignation of Executive’s positions as described in Section 1 above or cessation of Executive’s employment with Cherokee or (2) arising out of or in any way connected with any claim, loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of Executive Releasees, or any of them, committed or omitted on or before the date this Agreement is executed by Cherokee.

(d)           Exclusions from Cherokee’s Release.  The release provided for under this Agreement does not apply to any Company Claim that, as a matter of law cannot be released or resulting from, in part or whole, any gross negligence, willful misconduct or fraudulent or illegal act by Executive.  This Agreement does not include a release of any rights under this Agreement or any rights or claims that may arise after the date Cherokee executes this Agreement.

6.             Covenant Not to Sue.

(a)           Except as described below, Executive and Wilstar agree and covenant not to file any suit, charge, or complaint against Company Releasees in any court or administrative agency, with regard to any claim, demand, liability or obligation arising out of Executive’s employment and/or other service with Cherokee, the resignation of Executive’s positions as described in Section 1 above, or the cessation of Executive’s employment and/or other service with Cherokee.  Executive further represents that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to Executive’s employment and/or other service with, or separation from, Cherokee.  Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with the Equal Employment Opportunity Commission (“Commission”) or other federal, state, or local agency or participating in any investigation or proceeding conducted by such administrative agencies.  However, Executive is waiving any claim Executive may have to receive monetary damages in connection with any Commission or other agency proceeding concerning matters covered by this Agreement.

(b)           Except as described below, the Company Releasors agree and covenant not to file any suit, charge, or complaint against Executive Releasees in any court or administrative agency, with regard to any claim, demand, liability or obligation arising out of Executive’s employment and/or other service with Cherokee, the resignation of Executive’s positions as described in Section 1 above, or the cessation of Executive’s employment and/or other service with Cherokee.  Cherokee further represents that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to Executive’s employment and/or other service with, or separation from, Cherokee.

(c)           Notwithstanding anything herein to the contrary, nothing in Sections 6(a) or 6(b) above shall be construed as limiting the Parties from enforcing their rights under this Agreement.

7.             Waiver of Civil Code Section 1542.  It is the intention of the Parties in executing this instrument that it shall be effective as a bar to each and every Company Claim and/or Executive Claim specified in this Agreement.  In furtherance of this intention, Executive and Cherokee hereby each expressly waive any and all rights and benefits conferred upon Executive or Cherokee, as applicable, by the provisions of Section 1542 of the California Civil Code, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Company Claims and/or Executive Claims, as applicable, if any, as well as those relating to any other claim, as applicable, hereinabove specified.  Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Having been so apprised, the Parties each nevertheless hereby voluntarily elects to and does waive the rights described in Civil Code Section 1542, and elects to assume all risks for Company Claims and/or Executive Claims, as applicable, that now exist in Executive’s and/or Cherokee’s favor, as applicable, known or unknown.

8.             Return of Cherokee Property.  Executive agrees that Executive shall promptly following the Resignation Date return all Cherokee property, including but not limited to any company-issued cell phone, PDA or similar device, laptops, external drives, access cards, keys, credit cards and documents (to the extent such documents are reasonably material to Cherokee and not otherwise available at Cherokee’s corporate office).  At Executive’s request, Cherokee will provide an electronic copy of Executive’s personal e-mail files.

9.             Trade Secrets and Confidential Information.  Executive acknowledges that during Executive’s employment, Executive may have had access to trade secrets and confidential information about Cherokee, its products and services, its customers, and its methods of doing business, including but not limited to files, customer lists, pricing lists, technical data, financial data, business processes, employee lists, marketing plans and strategic plans.  Executive agrees that Executive shall not disclose any information relating to the trade secrets or confidential information of Cherokee or its customers which has not already been disclosed to the general public.  This Section 9 does not apply to disclosure of trade secrets and/or confidential information by Executive (i) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of Cherokee or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, provided that Executive must give Cherokee prompt notice prior to such disclosure, (ii) as to such trade secrets and/or confidential information that becomes generally known to the public or trade without his violation of this Section 9, or (iii) to Executive’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of any trade secret or confidential information of Cherokee by an Exempt Person shall be deemed to be a breach of this Section 9 by Executive.

10.           Non-Disparagement.

(a)           Executive agrees that Executive will not in any way disparage the name or reputation of Cherokee, including: (i) Executive agrees not to make any derogatory or negative remarks about Cherokee; (ii) Executive agrees not to make any negative or derogatory remarks about the Company Releasees; and (iii) Executive agrees not to make any remarks about any disputes Executive has had with Cherokee or the Company Releasees.

(b)           Cherokee agrees that Cherokee will not in any way disparage the name or reputation of Executive, including: (i) Cherokee agrees not to make any derogatory or negative remarks about Executive; (ii) Cherokee agrees not to make any negative or derogatory remarks about the Executive Releasees; and (iii) Cherokee agrees not to make any remarks about any disputes Cherokee has had with Executive or the Executive Releasees.

11.           Non-Solicitation.  Executive agrees that from the Effective Date until after the second anniversary of the Effective Date, the Executive will not, directly or indirectly: (i) attempt to persuade any client, customer, licensor or licensee of Cherokee to cease to do business with Cherokee; (ii) solicit, raid, entice or induce any employee or consultant of Cherokee to be employed by, or provide services to, any competitor of Cherokee (except to the extent that such employee has first responded to a general advertisement or general employment search by Executive’s place of employment at the time); (iii) encourage any employee of Cherokee to leave his or her employment with Cherokee; or (iv) assist a competitor in taking any of the foregoing actions.

12.           Controlling Document; Termination of Management Agreement.  If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to Cherokee and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.  By executing this Agreement, the Parties acknowledge and agree that except for Section 8 of the Management Agreement, which shall remain in force in accordance with its existing terms, effective as of the Resignation Date the Management Agreement shall be terminated and of no further force or effect.

13.           Twenty-One Days To Consider Agreement.  Cherokee advises Executive to discuss this Agreement with an attorney before executing it.  Executive’s decision whether to sign this Agreement is made with full knowledge that Cherokee has advised Executive to consult with an attorney.  Executive acknowledges Executive has been provided with at least twenty-one (21) days within which to review and consider this Agreement before signing it.  Should Executive decide not to use the full twenty-one (21) days, then Executive knowingly and voluntarily waives any claim that Executive was not in fact given that period of time or did not use the entire twenty-one (21) days to consult an attorney and/or consider this Agreement.  Executive acknowledges that Cherokee has not asked Executive to shorten the 21-day time period for consideration of whether to sign this Agreement.  The Parties agree that any changes, whether material or immaterial, to this Agreement, do not restart the running of the 21-day period.

14.           Right of Revocation.  The Parties acknowledge and agree that Executive may revoke this Agreement for up to seven (7) calendar days following Executive’s execution of this Agreement and that it shall not become effective or enforceable until the revocation period has expired.  The Parties further acknowledge and agree that such revocation must be in writing addressed to and received by Henry Stupp not later than noon on the eighth (8th) day following execution of this Agreement by Executive.  If Executive revokes this Agreement under this section or fails to execute this Agreement within 24 days of its receipt, this Agreement shall not be effective or enforceable and Executive will not receive the monies and benefits described above, including those described in Sections 2(b) — 2(c) and Section 3 above.

15.           Effective Date.  If Executive does not revoke this Agreement in the time frame specified in Section 14 above, the Agreement shall be effective at 12:01 p.m., pacific time, on the eighth (8th) day after it is signed by Executive and Wilstar (the “Effective Date”).

16.           Choice of Law.  This Agreement shall be construed in accordance with, and be deemed governed by, the laws of the State of California without regard to its conflict of laws provisions.

17.           Non-Admission.  The Parties agree that this Agreement shall not be construed as an admission by either Party that it or he has violated any statute, law or regulation, breached any contract or agreement, or engaged in any improper conduct.  Each Party is not aware, to the best of such Party’s knowledge, of any conduct on Executive’s part or on the part of another Cherokee employee that violated the law or otherwise exposed Cherokee to any liability, whether criminal or civil, whether to any government, individual or other entity.  Further, each Party acknowledges that such Party is not aware of any material violations by Cherokee and/or its employees, officers, directors and agents of any statute, regulation or other rules that have not been addressed by Cherokee through appropriate compliance and/or corrective action.

18.           Indemnification.  Following the Resignation Date, Cherokee shall continue to indemnify and hold harmless Executive to the extent set forth in Cherokee’s certificate of incorporation, bylaws and Section 8 of the Management Agreement, as any of the forgoing may be amended from time to time, provided that the terms and conditions of such indemnification shall at all times equal or exceed the terms and conditions of the indemnification applicable to Cherokee’s directors and senior executive officers generally.

19.           General Terms And Conditions.

(a)           If any provision of this Agreement or any application of any provision of this Agreement is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application.  To this end, the provisions of this Agreement are severable.

(b)           The Parties represent and warrant that neither Party has heretofore assigned or transferred or purported to assign or transfer to any person, firm or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released.  Each Party agrees to indemnify and hold the other Party harmless against any claim, demand, right, damage, debt, liability, account, action, cause of action, cost or expense, including attorneys’ fees or costs, actually paid or incurred, arising out of or in any way connected with any such transfer or assignment or any such purported or claimed transfer or assignment.

(c)           This Agreement and all covenants and releases set forth herein shall be binding upon and shall inure to the benefit of the respective Parties hereto, their legal successors, heirs, assigns, partners, representatives, parent companies, subsidiary companies, agents, attorneys, officers, employees, directors and shareholders.

(d)           The Parties acknowledge each has read this Agreement, that each fully understands his or its rights, privileges and duties under the Agreement, and that each enters this Agreement freely and voluntarily.  The Parties acknowledge that each has had the opportunity to consult with an attorney of his or its choice to explain the terms of this Agreement and the consequences of signing this Agreement.

(e)           The Parties acknowledge each may later discover facts different from, or in addition to, those the Party now knows or believes to be true with respect to the Executive Claims or Company Claims, as applicable, released in this Agreement, and agrees the releases shall be and remain in effect in all respects as a complete and general release as to all matters released, notwithstanding any such different or additional facts.

(f)            This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party hereto because that Party drafted or caused that Party’s legal representative to draft any of its provisions.

(g)           The undersigned each acknowledge and represent that no promise or representation not contained in this Agreement has been made to them and acknowledge and represent that this Agreement contains the entire understanding between the Parties and contains all terms and conditions pertaining to the compromise and settlement of the subjects referenced in this Agreement.  Each Party acknowledges that he or it has relied solely upon his or its own legal and tax advisors and that the lawyers, accountants and advisors to the other Party have not given any legal or tax advice to such Party in connection with this Agreement.  Executive acknowledges and agrees that except as otherwise set forth in Section 2(a) above, Executive shall not be entitled to any payments or benefits under the Management Agreement as a result of or upon or following Executive’s resignation from employment with Cherokee hereunder.

(h)           Executive also agrees to reasonably cooperate with Cherokee regarding any pending or subsequently filed litigation, claims, or other disputes involving Cherokee that relate to matters within the knowledge or responsibility of Executive during his employment with Cherokee.  Without limiting the foregoing, Executive agrees (i) to meet with Cherokee representatives, its counsel, or other designees at mutually convenient and reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide Cherokee with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law.  In no event shall Executive’s cooperation materially interfere with his services for a subsequent employer or other similar service recipient.  To the extent permitted by law, Cherokee agrees that it will promptly reimburse Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 19(h) upon his presentation of documentation for such expenses.

(i)            Executive and Wilstar agree to execute all such documents and instruments reasonably requested by Cherokee to further reflect and effect the intent of this Agreement.

(j)            Any modifications to this Agreement must be made in writing and signed by Executive and Cherokee’s Chairman of the Board.

(k)           This Agreement may be executed in two or more counterparts, and such counterparts shall constitute one and the same instrument.  Signatures delivered by facsimile or email shall be deemed effective for all purposes to the extent permitted under applicable law.

[signature page follows]

PLEASE READ CAREFULLY.  THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS BEEN ADVISED THAT THIS RELEASE IS A BINDING AND LEGAL DOCUMENT.  EXECUTIVE FURTHER AGREES THAT HE HAS HAD AT LEAST TWENTY-ONE (21) DAYS TO REVIEW THE PROVISIONS OF THIS RELEASE AND HAS BEEN ADVISED TO SEEK LEGAL ADVICE REGARDING ALL ITS ASPECTS, AND THAT IN EXECUTING THIS RELEASE EXECUTIVE HAS ACTED VOLUNTARILY AND HAS NOT RELIED UPON ANY REPRESENTATION MADE BY CHEROKEE OR ANY OF ITS EXECUTIVES OR REPRESENTATIVES REGARDING THIS RELEASE’S SUBJECT MATTER AND/OR EFFECT.  EXECUTIVE HAS READ AND FULLY UNDERSTANDS THIS RELEASE AND VOLUNTARILY AGREES TO ITS TERMS. THIS AGREEMENT SHALL BE DEEMED VOID AB INITIO IF IT IS NOT EXECUTED BY EXECUTIVE WITHIN 24 DAYS OF ITS RECEIPT.

AGREED AND UNDERSTOOD:

EXECUTIVE

By:	/s/ Robert Margolis
Name: Robert Margolis
Date:	1/28/2011

WILSTAR

By:	/s/ Robert Margolis
Name: Robert Margolis
Title: Chief Executive Officer
Date:	1/28/2011

CHEROKEE INC.

By:	/s/ Jess Ravich
Name: Jess Ravich
Title: Chairman of Independent Directors Committee
Date:	January 28, 2011

Exhibit A

Stock Purchase Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is dated as of [            ], 2011, by and between Robert Margolis (the “Seller”), and Cherokee Inc. (the “Purchaser”).

THE PARTIES HERETO AGREE AS FOLLOWS:

1.                                      Purchase and Sale of Stock.

1.1                               Sale of Common Shares.  Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase, and the Seller agrees to sell to Purchaser, [            ] shares of the Common Stock of the Purchaser (the “Shares”) at $[        ] per share for a total purchase price (the “Purchase Price”) of $[                ].

1.2                               Conveyance of Title.  The Seller agrees to convey title to the Shares by the delivery of the original stock certificate(s) representing the Shares duly endorsed for transfer to the Company or accompanied by duly executed stock powers endorsed in blank upon payment of the Purchase Price payable for such Shares (i) in cash, by check, or by wire transfer of immediately available funds or (ii) upon the delivery to Seller of a promissory note in substantially the form set forth on Exhibit B to that certain Separation Agreement and Release of Claims, executed by the parties hereto and dated as of January 28, 2011, representing the Purchaser’s obligation to pay the Purchase Price.

1.3                               Acceptance.  Purchaser accepts ownership of the Shares.

2.                                      Representations and Warranties of the Seller.  The Seller represents and warrants that (i) the Seller has full power and authority to enter into this Agreement, and this Agreement constitutes the Seller’s valid and legally binding obligation, enforceable in accordance with its terms, (ii) the Seller owns the Shares free and clear of any liens, encumbrances or other imperfections of title and (iii) the execution and delivery of this Agreement will not, with or without the giving of notice or the lapse of time, or both violate, conflict with or result in a breach or default under or cause termination of any term or condition of any agreement to which the Seller is a party or by which the Seller or any of his properties may be bound.

3.                                      Representations and Warranties of the Purchaser.  Purchaser hereby represents and warrants as to itself that:  (i) the Purchaser has full power and authority to enter into this Agreement, and this Agreement constitutes the Purchaser’s valid and legally binding obligation, enforceable in accordance with its terms and (ii) the execution and delivery of this Agreement will not, with or without the giving of notice or the lapse of time, or both violate, conflict with or result in a breach or default under or cause termination of any term or condition of any agreement to which the Purchaser is a party or by which the Purchaser or any of his properties may be bound.

4.                                      Further Agreements.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

5.                                      Miscellaneous.

5.1.                            Agreement Contingent on Effectiveness of Separation Agreement.  This Agreement is conditioned on the effectiveness and non-revocation of that certain separation agreement and general release of all claims executed by the Seller prior to the execution of this Agreement.

5.2                               Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

5.3                               Heirs, Successors and Assigns.  This Agreement shall be binding upon the transferees, successors, assigns and legal representatives of the parties hereto.

5.4                               Counterparts.  This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.

Robert Margolis

By:

Cherokee Inc.

By:
Name: Jess Ravich
Title: Chairman of Independent Directors Committee

Exhibit B

Promissory Note

PROMISSORY NOTE

$	, 2011

Van Nuys, California

FOR VALUE RECEIVED, the undersigned, Cherokee Inc. (“Grantee”) promises to pay to Robert Margolis (the “Lender”) the principal sum of                  Dollars ($            ), plus interest from the date hereof as computed below.

1.                                      Interest and Principal Payments; Term.  Interest on the principal balance outstanding on this Note shall be computed from the date hereof at the per annum rate of three percent (3%) and shall continue to accrue until paid.  Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.  The entire amount of accrued but unpaid interest and all outstanding principal shall be due and payable on the first to occur of (i) the next business day following the date that the funds have be provided to Grantee as provided in that certain commitment letter issued by U.S. Bank, a copy of which has been provided to the Lender or (ii) the six (6) month anniversary of the date of this Note.

2.                                      Method and Application of Payment.  All amounts payable under this Note are payable in lawful money of the United States, without notice, demand, offset or deduction.  Checks will constitute payment only when collected.  Any amount paid on this Note shall be applied first, to payment of accrued but unpaid interest on this Note, then toward the outstanding principal balance of this Note.

3.                                      Prepayment Permitted.  Principal and interest may be prepaid in whole or in part by Grantee without penalty or premium at any time.

4.                                      Event of Default and Remedies.  Any one of the following occurrences shall constitute an “Event of Default” under this Note:

(a)                                 Grantee shall fail to pay any payment of principal or interest when due in accordance with the terms hereof;

(b)                                 Grantee becomes insolvent or bankrupt, commits any act of bankruptcy, generally fails to pay its debts as they become due, becomes the subject of any proceedings or action of any regulatory agency or any court relating to bankruptcy or insolvency, or makes an assignment for the benefit of its creditors, or enters into any agreement for the composition, extension, or readjustment of all or substantially all of his obligations; or

(c)                                  Grantee fails to comply with any covenant contained in this Note and does not cure such failure within fifteen (15) days after receiving written notice thereof.

Upon the occurrence of any Event of Default hereunder, the entire unpaid principal balance of this Note (including accrued interest) shall, at the option of the Lender and without notice or demand of any kind to Grantee or any other person, immediately become due and

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payable, and the Lender shall have and may exercise any and all rights and remedies available to it at law or in equity.

5.                                      Waivers.  Grantee for itself and its legal representatives, successors and assigns, respectively, severally waives presentment, demand, protest and notice of dishonor and waives any right to be released by reason of any extension of time or change in terms of payment or any change or alteration.  The pleading of any statute of limitations as a defense to any demand against Grantee is expressly waived by Grantee to the full extent permitted by law.

6.                                      Attorneys Fees.  Grantee promises to pay on demand all reasonable out-of-pocket costs of and expenses of the Lender in connection with the collection of amounts due hereunder, including, without limitation, attorneys’ fees and all related costs incurred in connection therewith, whether or not any lawsuit is ever filed with respect thereto.  If any suit or action is instituted to enforce this Note and the Lender is the prevailing party, Grantee promises to pay, in addition to the costs and disbursements otherwise allowed by law, such sum as the court may adjudge reasonable attorneys’ fees and costs in such suit or action to the Lender as the prevailing party.

7.                                      Lender Rights.  No single or partial exercise of any power hereunder shall preclude other or further exercises thereof or the exercise of any other power granted hereunder.  Any delay or omission on the part of the Lender in exercising any right hereunder shall not operate as a waiver of such right or of any other right under this Note.

8.                                      Successors.  This Note shall inure to the benefit of the Lender and its successors and assigns.  The obligations of Grantee hereunder shall not be assignable.

9.                                      Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of California.  This Note has been delivered to the Lender and accepted by the Lender in the State of California.  If there is a lawsuit on this Note, Grantee shall submit, at Lender’s request, to the jurisdiction of the courts of Los Angeles County, California.

IN WITNESS WHEREOF, the undersigned authorized party has executed and delivered this Note as of the date first written above.

GRANTEE:

By:
Name:	Jess Ravich
Title:	Chairman of Independent Directors Committee

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